Exhibit 99

       The Boyds Collection Reports 2003 First Quarter Financial Results

    GETTYSBURG, Pa.--(BUSINESS WIRE)--April 24, 2003--The Boyds Collection, Ltd. (NYSE:FOB) today announced its financial results for the first quarter of 2003, ended March 31, 2003.
    Net sales for the first quarter of 2003 were $35.1 million compared to $40.5 million for the same period last year. Net income for the first quarter of 2003 was $8.0 million, or $0.13 per diluted share, compared to $11.3 million, or $0.19 per diluted share, for the first quarter of 2002. The first quarter of 2003 was negatively impacted by the weak economy and the continuing struggles of the gift retail channel. The shortfalls were partially offset by our new direct sales force and Boyds Bear Country(TM).
    Cash provided by operations in the first quarter of 2003 was approximately $11.9 million compared to $18.1 million in the year-ago period. In the first quarter of 2003, the Company repaid approximately $6 million of debt and invested approximately $0.5 million of cash in property and equipment. In the first quarter of 2002, the Company repaid approximately $11.5 million of debt and invested approximately $2 million of cash in the building of Boyds Bear Country(TM).
    Jean-Andre Rougeot, Chief Executive Officer, said, "Unfortunately, the first quarter of 2003 saw an accelerated decline of our gift channel. Many retailers have continued to be impacted by a sharp decline in store traffic and overall consumer spending.
    "Although we are making significant progress in the roll out of our direct sales force with the territories that now have a direct sales presence out-performing those serviced under our traditional telesales model, this initiative has not yet allowed us to stabilize our wholesale business. We are confident that over time our direct sales force will allow us to identify accounts not currently carrying Boyds while at the same time improving our reorder levels and merchandising with existing accounts. In addition, Boyds Bear Country(TM) has continued to significantly exceed our expectations and we are enthusiastic about the potential that this retail concept offers in the future."
    The Boyds Collection, Ltd. is a leading domestic designer, importer, and distributor of branded, high-quality, handcrafted collectibles and other specialty giftware products. The company sells its products through a large and diverse network comprised of independent gift and collectibles retailers, premier department stores, selected developed catalogue retailers and other electronic and retail channels. Founded in 1979, it has successfully developed a strong niche and brand identity in its markets because of its affordably priced, high quality, "Folksy With Attitude(SM)" collectibles.

    Any conclusions or expectations drawn from the statements in this press release concerning matters that are not historical corporate financial results are "forward-looking statements" that involve risks and uncertainties. Sales patterns have historically varied in number, mix and timing, and there can be no assurance that the sales estimates will be accurate or that the sales trend year-to-date will continue. Other factors, including retail inventory levels, consumer demand, product development efforts, completion of third party product manufacturing, dealer reorders and order cancellations, control of operating expenses, corporate cash flow application, and industry, general economic, regulatory and international trade conditions, can significantly impact the Company's estimated and actual sales and earnings. Actual results may vary materially from estimates and other forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements.

    Webcast Information:

    The Boyds Collection has scheduled a live webcast today to discuss its financial results for the first quarter of 2003. To access the webcast, please visit the Investor Relations section of www.boydsstuff.com. The webcast will begin at 9:30 a.m. Eastern Time today. A replay of the webcast will be available on the site through 8:00 p.m. on Thursday, May 1, 2002.

    --  TABLES FOLLOW --


                      THE BOYDS COLLECTION, LTD.
                           FINANCIAL SUMMARY


                                                 Three Months Ended
                                                     March  31,
                                                    (Unaudited)
                                              ------------------------
                                                  2003        2002
                                              ------------------------

Net Sales                                     $35,101,212 $40,479,411
Gross Profit                                   22,353,070  26,349,484
Selling, General & Administrative Expenses      8,250,923   5,258,062
Income from Operations                         14,103,422  21,092,372
Other Income (Expense)                             41,246     (21,441)
Interest Expense - Net                          1,528,768   1,892,341
Income before Provision for Income Taxes and
 Extraordinary Item                            12,615,900  19,178,590
Provision for Income Taxes                      4,640,908   7,884,828

Extraordinary Items                                     0           0
Net Income                                      7,974,992  11,293,762
Net Income per Share                                $0.13       $0.19
Weighted Average Shares Outstanding            59,111,452  59,061,560

Net Income per Share, assuming dilution             $0.13       $0.19
Weighted Average Shares Outstanding, assuming
 dilution                                      59,170,361  59,158,230


                     SELECTED BALANCE SHEET ITEMS

                                  March 31,  December 31,  March 31,
                                     2003        2002         2002
                                 ------------------------ ------------
                                 (Unaudited)  (Audited)   (Unaudited)

Cash and Cash Equivalents        $11,219,615  $5,874,837   $5,433,723
Accounts Receivable - Net         15,155,628  10,489,241   16,146,480
Inventory - Net                   10,412,110  12,389,525    8,859,163
Property and Equipment - Gross    24,539,802  24,058,602   13,379,964
Less - Accumulated Depreciation    5,924,019   5,392,842    4,196,629
Property and Equipment - Net      18,615,783  18,665,760    9,183,335
Working Capital                   52,786,793  40,305,272   35,405,321
Short & Long-Term Debt            97,689,000 103,689,000  128,689,000

    CONTACT: The Boyds Collection, Ltd.
             Joseph E. Macharsky, Chief Financial Officer
             717-633-9898 x2151